Exhibit 99.1

TUCOWS STRENGTHENS BOARD WITH APPOINTMENT OF ALLEN KARP
Veteran Executive Brings More Than 30 Years Senior Management Experience and
Corporate Governance Expertise

Toronto, Ontario - October 17, 2005 -Tucows Inc. (TSX: TC, AMEX: TCX)), today announced that Allen Karp, Q.C.- has been appointed to its Board of Directors and will be a member of the Audit Committee. Mr. Karp has a distinguished background in Canadian business with more than 30 years’ experience as a lawyer and senior executive.

"Mr. Karp’s global business acumen and strategic insight are a valuable addition to the Board as Tucows continues to grow and mature as a public company," said Elliot Noss, Chief Executive Officer of Tucows.  “We look forward to his guidance and counsel as we continue to execute our strategy to build upon our position in the wholesale domain market by adding services that address high growth segments of the Internet.”

Mr. Karp joined Cineplex Odeon Corporation in 1986 as Senior Executive Vice President, became President and C.E.O. in 1990, served as C.E.O. until 2002 and was Chairman until 2004. Prior to joining Cineplex Odeon, Mr. Karp was a partner in the law firm of Goodman and Carr LLP. Mr. Karp currently serves as a director for several companies, including IBI Group, Royal Lepage Franchise Services Fund, Teknion Corporation, Alliance Atlantis Communications Inc. and is Chair of the Toronto International Film Festival Group.

About Tucows

Tucows Inc. provides Internet services and downloadable software through a global distribution network of more than 6,000 service providers. These service providers primarily consist of web hosting companies, Internet service providers and providers of other services over the Internet. Tucows' services include domain registrations services, digital certificates, billing, provisioning and customer care software solutions, email and anti-spam services, Blogware and website building tools. Tucows is an accredited registrar with the Internet Corporation for Assigned names and Numbers, or ICANN, and generates revenue primarily through the provision of domain registration and other Internet services to service providers who offer such services to their own customers in a process known as wholesale distribution. For more information, please visit: www.tucowsinc.com

Contact:
Hilda Kelly
Investor Relations
Tucows Inc.
416-538-5493
ir@tucows.com